Exhibit 10.3

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”), is entered into as of November 18, 2011 (the “Effective Date”), by and between Pacira Pharmaceuticals, Inc., a California corporation (the “Company”), and John Pratt (the “Executive”).

RECITALS

WHEREAS, the Company wishes to continue to employ the Executive, and the Executive desires to continue to be employed by the Company, for such purpose and upon the terms and conditions hereinafter provided; and

WHEREAS, the parties wish to establish the terms of the Executive’s future employment with the Company and set out fully their respective rights, obligations and duties.

AGREEMENT

In consideration of the promises and the terms and conditions set forth in this Agreement, the parties agree as follows:

1.                                      Title and Capacity.  The Company hereby agrees to continue to employ the Executive, and the Executive hereby accepts continued employment with the Company, under the terms set forth in this Agreement.  The Executive will serve as the General Manager of the San Diego facility and shall perform such duties as are ordinary, customary and necessary in such role.  The Executive will report directly to the Chief Executive Officer of the Company.  The Executive shall devote his full business time, skill and attention to the performance of his duties on behalf of the Company.

2.                                      Compensation and Benefits.

(a)                                 Salary.  The Company agrees to pay the Executive an annual base salary of Two Hundred and Fifty Thousand Dollars ($250,000)  payable in accordance with Company’s customary payroll practice (the “Base Salary”).  The Executive’s Base Salary shall be reviewed periodically by the Board of Directors of the Company (the “Board”); provided, however, that any such review will not necessarily result in an adjustment to the Executive’s Base Salary.  Any change in the Executive’s Base Salary must be approved by the Board.

(b)                                 Bonus.  The Executive is eligible to receive, in addition to the Base Salary and subject to the terms hereof and at the full discretion of the Board, a targeted incentive bonus of thirty percent (30%) of Base Salary (the “Targeted Incentive Bonus”).  The Targeted Incentive Bonus shall be based on the Executive’s and the Company’s performance during the applicable fiscal year, as determined by the Board.  The Targeted Incentive Bonus criteria or “goals” will be determined by agreement between the Board and the Executive at beginning of each fiscal year.  The award of the Target Incentive Bonus may be in an amount either above or below the amount specified by the Board at the beginning of each fiscal year based on the ultimate performance assessed by the Board.

Targeted Incentive Bonuses shall be determined and approved by the Board in its sole discretion.

All salary and bonuses shall be subject to all applicable withholdings and deductions.

(c)                                  Stock Options.  Company will grant to the Executive a stock option (“Option”) to purchase an aggregate of thirty thousand (30,000) shares of the Company’s common stock, $0.001 par value per share (the “Option Shares”), pursuant to the Company’s 2011 Stock Option/Stock Issuance (the “Plan”).  The exercise price, vesting schedule and other terms for the Option are set forth in the notice of grant and option agreement for such Option and the Option is subject to accelerated vesting as set forth in Section 3 hereof.  Additional equity incentives, if any, shall be determined by the Board (or a committee thereof) in its sole discretion.  All share figures set forth herein shall be subject to adjustment for stock splits, stock dividends, stock combinations, recapitalizations and similar events.

(d)                                 One time Payment.  The Company will provide the Executive with a lump sum payment of $30,000 in cash.  This sum will be subject to all applicable taxes. This payment is also subject to reimbursement to the company on a pro-rata basis if the Executive resigns or is separated from employment within one (1) year of the start date for reasons within his control.

(e)                                  Relocation.  The Company will provide Executive with relocation assistance as per the company policy.  This relocation assistance will assist in covering the cost of a move to the San Diego area.  The relocation allowance will be provided in the following components: (1) up to 60 days of temporary housing; (2) packing, loading, hauling, insurance, first 30 days of temporary storage, unpacking of your household goods; (3) first and last or deposit on a rental property in the San Diego area .   The company will arrange for a vendor to move household goods and automobile (maximum of one).  The Company will arrange for either a realtor or an apartment rental locator to assist in finding a place of residence.  Since non-deductible expenses are included as taxable income, the reimbursement of non-deductible expenses will be grossed up to cover applicable taxes at the statutory rate.    Please note that the Relocation Policy states that new employees who resign their employment or are separated for reasons within their own control within twelve (12) months of their employment commencement date will be required to reimburse the Company pro rata share of the relocation expenses paid to them.

(f)                                   Benefits.  The Executive (and, where applicable, the Executive’s qualified dependents) will be eligible to participate in health insurance and other employee benefit plans and policies established by the Company for its executive team from time to time on substantially the same terms as are made available to other such employees of the Company generally.  The Executive’s participation (and the participation of the Executive’s qualified dependents) in the Company’s benefit plans and policies will be subject to the terms of the applicable plan documents and the Company’s generally applied policies, and the Company in its sole discretion may from time to time adopt, modify, interpret or discontinue such plans or policies.

(g)                                  Expenses.  The Company will reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the Company’s business, in accordance with the applicable Company policy as may be amended from time to time.

(h)                                 Vacation and Holidays.  The Executive shall be eligible for twenty five (25) days’ paid vacation/flexible time off per calendar year subject to the applicable terms and conditions of the Company’s vacation policy and applicable law.

(i)                                     Termination of Benefits.  Except as set forth in Section 3 or as otherwise specified herein or in any other agreement between the Executive and the Company, if the Executive’s employment is terminated by the Company for any reason, with or without Cause (as defined below), or if the Executive resigns the Executive’s employment voluntarily, with or without Good Reason (as defined below), no compensation or other payments will be paid or provided to the Executive for periods following the date when such a termination of employment is effective, provided that any rights the Executive may have under the Company’s benefit plans shall be determined under the provisions of such plans.  If the Executive’s employment terminates as a result of the Executive’s death or disability, no compensation or payments will be made to the Executive other than those to which the Executive may otherwise be entitled under the benefit plans of the Company.

3.                                      Compensation and Benefits Upon Termination of Employment.  Upon termination of the Executive’s employment (such date of termination being referred to as the “Termination Date”), the Company will pay the Executive the compensation and benefits as described in this Section 3.

(a)                                 General Benefits Upon Termination.  The Company will pay the Executive on or about the Termination Date all salary and vacation/personal time off pay, if any, that has been earned or accrued through the Termination Date and that has not been previously paid.

(b)                                 Termination without “Cause” or for “Good Reason”.  In the event that the Company terminates the Executive’s employment without Cause (as defined below) or, in the event the Executive terminates her employment for Good Reason (as defined below), in each case, (i) the Executive shall be entitled to receive (A) continuing payments of the then effective Base Salary for a period of nine (9) months beginning on the Payment Commencement Date and payable in accordance with the Company’s payroll policies and (B) the benefits set forth in Section 3(e), and (ii) the Executive shall be entitled to acceleration of vesting of such number of Option Shares as would have vested in the nine (9)month period following the Termination Date had the Executive continued to be employed by the Company for such period, provided, however that in each case the receipt of such payments and benefits is expressly contingent upon the Executive’s execution and delivery of a severance and release of claims agreement drafted by and satisfactory to counsel for the Company (the “Release”) which Release must be executed and become effective within sixty (60) days following the Termination Date.  The payments and benefits shall be paid or commence on the first payroll period following the date the Release becomes effective (the “Payment Commencement Date”).  Notwithstanding the foregoing, if the 60th day following the Termination Date occurs in the calendar year following the termination, then the Payment Commencement Date shall be no earlier than January 1st of such subsequent calendar year.  The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth on Exhibit A.

(c)                                  Termination without “Cause” or for “Good Reason” Prior to or Following a Change of Control.  In the event that the Company terminates the Executive’s employment without Cause (as defined below) or, in the event the Executive terminates her employment for Good Reason (as defined below), in each case, within thirty (30) days prior to, or twelve (12) months following, the consummation of a Change of Control, then (i) the Executive shall be entitled to receive (A) continuing payments of the then effective Base Salary for a period of nine (9)months beginning on the Payment Commencement Date and payable in accordance with the Company’s payroll policies and (B) the benefits set forth in Section 3(e), and (ii) acceleration of vesting of one hundred percent (100%) of the then unvested Option Shares, provided, however that in each case: (x), the receipt of such payments and benefits is expressly contingent upon the Executive’s execution and delivery of a Release as described above drafted by and satisfactory to counsel for the Company, which Release must be executed and become effective within sixty (60) days following the Termination Date.  The provision of payments and benefits pursuant to this Section shall be subject to the terms and conditions set forth in Exhibit A.

(d)                                 Definitions.

(i)                                     “Change of Control” means (A) a merger or consolidation of either the Company or Pacira, Inc., a Delaware corporation (“Parent”) into another entity in which the stockholders of the Company or Parent (as applicable) do not control fifty percent (50%) or more of the total voting power of the surviving entity (other than a reincorporation merger);  (B) the sale, transfer or other disposition of all or substantially all of the Company’s assets in liquidation or dissolution of the Company; or (C) the sale or transfer of more than fifty percent (50%) of the outstanding voting stock of the Company.  In the case of each of the foregoing clauses (A), (B) and (C), a Change of Control as a result of a financing transaction of the Company or Parent shall not constitute a Change of Control for purposes of this Agreement

(ii)                                  “Cause” means (A) the Executive’s failure to substantially perform her duties to the Company after there has been delivered to the Executive written notice setting forth in detail the specific respects in which the Board believes that the Executive has not substantially performed his duties and, if the Company reasonably considers the situation to be correctable, a demand for substantial performance and opportunity to cure, giving the Executive thirty (30) calendar days after he receives such notice to correct the situation; (B) the Executive’s having engaged in fraud, misconduct, dishonesty, gross negligence or having otherwise acted in a manner injurious to the Company or in intentional disregard for the Company’s best interests; (C) the Executive’s failure to follow reasonable and lawful instructions from the Board and the Executive’s failure to cure such failure after receiving twenty (20) days advance written notice; (D) the Executive’s material breach of the terms of this Agreement or the Employee Proprietary Information and Inventions Assignment Agreement or any other similar agreement that may be in effect from time to time; or (E) the Executive’s conviction of, or pleading guilty or nolo contendere to, any misdemeanor involving dishonesty or moral turpitude or related to the Company’s business, or any felony.

(iii)                               “Good Reason” means the occurrence of any one or more of the following events without the prior written consent of the Executive:  (A) any material reduction of the then effective Base Salary other than in accordance with this Agreement or which reduction is not related to a cross-executive team salary reduction; (B) any material breach by the Company of this Agreement; or (C) a material reduction in the Executive’s responsibilities or duties, provided that in the case of clause (C), a mere reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control transaction shall not constitute a material reduction in job responsibilities or duties; provided, however, that no such event or condition shall constitute Good Reason unless (x) the Executive gives the Company a written notice of termination for Good Reason not more than ninety (90) days after the initial existence of the condition, (y) the grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days of its receipt of such notice and (z) the Termination Date occurs within one (1) year following the Company’s receipt of such notice.

(e)                                  Benefits Continuation.  If the Executive’s employment is terminated pursuant to Section 3(b) or Section 3(c) and provided that the Executive is eligible for and elects to continue receiving group health and dental insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., the Company will, for a twelve (12) month period following the Payment Commencement Date (the “Benefits Continuation Period”), continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs shall be paid by the Executive on a monthly basis for as long as, and to the extent that, the Executive remains eligible for COBRA continuation.  Notwithstanding the above, in the event the Executive becomes eligible for health insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(e) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for health insurance coverage.  Similarly, in the event the Executive becomes eligible for dental insurance benefits from a new employer during the Benefits Continuation Period, the Company’s obligations under this Section 3(e) shall immediately cease and the Executive shall not be entitled to any additional monthly premium payments for dental insurance.  The Executive hereby represents that he will notify the Company in writing within three (3) days of becoming eligible for health or dental insurance benefits from a new employer during the Benefits Continuation Period

(f)                                   Death.  This Agreement shall automatically terminate upon the death of the Executive and all monetary obligations of Company under Section 2 of this Agreement shall be pro rated to the date of death and paid to the Executive’s estate.

(g)                                  Disability.  The Company may terminate the Executive’s employment if the Executive is unable to perform any of the duties required under this Agreement for a period of three (3) consecutive months due to a “Total and Permanent Disability”.  The term “Total and Permanent Disability” shall mean the existence of a permanent physical or mental illness or injury, which renders the Executive incapable of performing any material obligations or terms of this Agreement.  Any dispute regarding the existence of a Total and Permanent Disability shall be resolved by a panel of three (3) physicians, one selected by Company, one selected by the

Executive, and the third selected by the other two physicians.  A termination of employment pursuant to this Section 3(f) shall constitute a termination for Cause.

4.                                      At-Will Employment.  The Executive will be an “at-will” employee of the Company, which means the employment relationship can be terminated by either the Executive or the Company for any reason, at any time, with or without prior notice and with or without cause.  The Company makes no promise that the Executive’s employment will continue for any particular period of time, nor is there any promise that it will be terminated only under particular circumstances.  No raise or bonus, if any, shall alter the Executive’s status as an “at-will” employee or create any implied contract of employment.  Discussion of possible or potential benefits in future years is not an express or implied promise of continued employment.  No manager, supervisor or officer of the Company has the authority to change the Executive’s status as an “at-will” employee.  The “at-will” nature of the employment relationship with the Executive can only be altered by a written resolution approved by the Board.

5.                                      Non-Solicitation.

(a)                                 Non-Solicit.  The Executive agrees that during the term of the Executive’s employment with the Company, and for a period of twelve (12) months immediately following the termination of the Executive’s employment with the Company for any reason, whether with or without Cause or Good Reason, the Executive shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s or its affiliates’ employees or consultants to terminate such employee’s or consultant’s relationship with the Company or its affiliates, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company or any of its affiliates, either for the Executive or for any other person or entity.  Further, during the Executive’s employment with the Company or any of its affiliates and at any time following termination of the Executive’s employment with the Company or any of its affiliates for any reason, with or without Cause or Good Reason, the Executive shall not use any confidential information of the Company or any of its affiliates to attempt to negatively influence any of the Company’s or any of its affiliates’ clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct such person’s or entity’s purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company or any of its affiliates.

(b)                                 Specific Performance.  In the event of the breach or threatened breach by the Executive of this Section 5, the Company, in addition to all other remedies available to it at law or in equity, will be entitled to seek injunctive relief and/or specific performance to enforce this Section 5.

6.                                      Director and Officer Liability Insurance; Indemnification.  During the term of the Executive’s employment hereunder, the Executive shall be entitled to the same indemnification and director and officer liability insurance as the Company and its affiliates maintain for other corporate officers.

7.                                      Proprietary Information and Inventions Assignment Agreement.  The Executive has executed and delivered the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement or similar agreement and the Executive represents and warrants that the Executive shall continue to be bound and abide by such Employee Proprietary Information and Inventions Assignment Agreement or similar agreement.

8.                                      Attention to Duties; Conflict of Interest.  While employed by the Company, the Executive shall devote the Executive’s full business time, energy and abilities exclusively to the business and interests of the Company, and shall perform all duties and services in a faithful and diligent manner and to the best of the Executive’s abilities. The Executive shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would materially interfere with the performance of the Executive’s duties under this Agreement. The Executive represents that the Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered to the Company.  While employed by the Company, the Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate or engage in any activity or other business competitive with the Company’s business. The Executive shall not invest in any company or business which competes in any manner with the Company, except those companies whose securities are listed on reputable securities exchanges in the United States or European Union.

9.                                      Miscellaneous.

(a)                                 Severability.  If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain.  Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.

(b)                                 No Waiver.  The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter.  The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself.  No waiver of any kind shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.

(c)                                  Assignment.  This Agreement and all rights hereunder are personal to the Executive and may not be transferred or assigned by the Executive at any time.  The Company may assign its rights, together with its obligations hereunder, to any parent, subsidiary, affiliate or successor, or in connection with any sale, transfer or other disposition of all or substantially all of its business and assets; provided, however, that any such assignee assumes the Company’s obligations hereunder.

(d)                                 Withholding.  All sums payable to the Executive hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable law.

(e)                                  Entire Agreement.  This Agreement, including the agreements referred to herein (which are deemed incorporated by reference herein) constitute the entire and only agreement and understanding between the parties governing the terms and conditions of employment of the Executive with the Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with governing the terms and conditions of the Executive’s employment by the Company. In the event of any conflict between the terms of any other agreement between the Executive and the Company entered into prior to the Effective Date, the terms of this Agreement shall control.

(f)                                   Amendment.  This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.

(g)    Headings.  The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement.  In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female referents, and the word “or” is used in the inclusive sense.

(h)                                 Notices.  Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including, personal delivery by facsimile transmission or the third day after mailing by first class mail) to the Company at its primary office location and to the Executive at his address as listed on the Company payroll (which address may be changed by written notice).

(i)                                     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement.

(j)                                    Governing Law, Forum Selection, Jury Waiver.  This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of California without giving effect to the principles of conflict of laws.  Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of California (or, if appropriate, a federal court located within Southern District of California ), and the Company and the Executive each consents to the jurisdiction of such a court.  Both the Company and the Executive expressly waive any right that any party either has or may have to a jury trial of any dispute arising out of or in any way related to the Executive’s employment with or termination from the Company.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company and the Executive have executed this Executive Employment Agreement as of the date first above written.

PACIRA PHARMACEUTICALS, INC.:

By:	/s/ Dave Stack
David Stack
Chief Executive Officer

EXECUTIVE:

/s/ John Pratt
John Pratt

EXHIBIT A

PAYMENTS SUBJECT TO SECTION 409A

1.                                      Subject to this Exhibit A, any severance payments and benefits that may be due under the Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the termination of the Executive’s employment.  The following rules shall apply with respect to distribution of the severance payments and benefits, if any, to be provided to the Executive under the Agreement, as applicable:

(a)                                  It is intended that each installment of the severance payments and benefits under the Agreement provided under shall be treated as a separate “payment” for purposes of Section 409A.  Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b)                                  If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified employee” (within the meaning of Section 409A), then each installment of the severance payments or benefits shall be made on the dates and terms set forth in the Agreement.

(c)                                   If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified employee” (within the meaning of Section 409A), then:

(i)                                        Each installment of the severance payments and benefits due under the Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the Executive’s separation from service occurs, be paid within the short-term deferral period (as defined under Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A and shall be paid at the time set forth in the Agreement; and

(ii)                                     Each installment of the severance payments and benefits due under the Agreement that is not described in this Exhibit A, Section 1(c)(i) and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service).  Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the Executive’s second taxable year following the taxable year in which the separation from service occurs.

2.                                      The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h).  Solely for purposes of this Exhibit A , Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3.                                      The Company makes no representation or warranty and shall have no liability to the Executive or to any other person if any of the provisions of the Agreement (including this Exhibit) are determined to constitute deferred compensation subject to Section 409A but that do not satisfy an exemption from, or the conditions of, that section.

2